                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [ ]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement

     [ ] Confidential, for Use of the
         Commission Only (as permitted by
         Rule 14a-6(e)(2))


     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                              THE OILGEAR COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                 [OILGEAR LOGO]

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS
                               ON APRIL 20, 1999

     The Annual Meeting of Shareholders of THE OILGEAR COMPANY (the "Company") will be held at the offices of the Company at 2300 South 51st Street, Milwaukee, Wisconsin 53219, on Tuesday, April 20, 1999, at 2:00 P.M. (Milwaukee Time), for the following purposes:

          (1) To elect three directors, for terms expiring in the year 2002;

          (2) To elect one director, for a term expiring in the year 2000; and

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 1, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof; only shareholders of record at the close of business on that date will be entitled to vote. The list of shareholders of record entitled to notice of and to vote at the meeting will be available for inspection by any shareholder at the Company's principal office at 2300 South 51st Street, Milwaukee, Wisconsin, prior to the meeting and will also be available at the meeting.

     YOU WILL GREATLY ASSIST THE COMPANY IN CONDUCTING ITS ANNUAL MEETING IF YOU WILL INDICATE YOUR VOTING DIRECTIONS, SIGN AND DATE THE ACCOMPANYING PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED POSTPAID ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE AND WILL NOT BE USED IF YOU ATTEND THE MEETING AND VOTE IN PERSON.

     A copy of the Annual Report to Shareholders for 1998 and a Proxy Statement accompany this Notice.

                                            By Order of the Board of Directors

                                            Thomas J. Price, Corporate Secretary

Milwaukee, Wisconsin
March 26, 1999

THE OILGEAR COMPANY                                          Telephone:    414/327-1700
2300 South 51st Street                                       Fax:          414/327-0352
Post Office Box 343924
Milwaukee, WI 53234-3924

                              THE OILGEAR COMPANY

                             2300 SOUTH 51ST STREET
                           MILWAUKEE, WISCONSIN 53219

                                   * * * * *
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                       ON
                                 APRIL 20, 1999

                                   * * * * *
                            SOLICITATION AND VOTING

     The proxy enclosed with this Proxy Statement is solicited on behalf of the Board of Directors of The Oilgear Company (the "Company" or "Oilgear"). All of the expenses of soliciting proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers, voting trustees, banks, associations or other entities that exercise fiduciary powers for reasonable expenses incurred in forwarding copies of the proxy material and Annual Report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be principally by mail, but may also be conducted in person, or by telephone, telegraph or facsimile, by officers and by regular employees of the Company. This proxy material is being mailed to shareholders commencing on or about March 26, 1999.

     Only the holders of the Common Stock of the Company at the close of business on March 1, 1999, the record date, will be entitled to vote at the meeting. At such date there were outstanding 1,966,284 shares of Common Stock, $1.00 par value ("Common Stock"). On January 20, 1998, the Company effected a 3-for-2 stock split in the form of a stock dividend to shareholders of record on December 22, 1997. All share amounts included in this Proxy Statement as of a date prior to January 20, 1998 have been restated to reflect the effect of such stock split.

     Each shareholder of record will be entitled to one vote for each share of stock standing in such holder's name on the books of the Company on the record date with regard to the election of directors and any other matter which may be presented at the meeting. There shall be no cumulative voting.

     If a shareholder is a participant in either the Oilgear Stock Retirement Plan or the Oilgear Savings Plus Plan (collectively, the "Plans"), the proxy card will also serve as a voting instruction with respect to the shares of Common Stock allocated to the Plan account of the shareholder-participant. If voting instructions are not received for shares in the Plans five days prior to the meeting, those shares will be voted in the same proportion on a proposal as the proportion of instructed votes for each Plan. If a shareholder participates in both Plans or maintains accounts under different names (e.g., with and without a middle initial), the shareholder may receive more than one set of proxy materials. To ensure that all shares are voted, the shareholder must sign and return every proxy card received.

     A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by withheld authority, broker non-vote or otherwise) have no effect in the election of directors. Withheld votes and broker non-votes will, however, count toward establishing a quorum. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in an election of directors. The Inspectors of Election appointed by the Board of Directors shall count the votes and ballots.

     Any shareholder entitled to vote may vote either in person or by duly authorized proxy. A proxy may be revoked by the shareholder at any time prior to the voting thereof, but a revocation will not be effective until oral or written notice thereof has been received by the Secretary of the Company prior to such voting. All shares represented by properly executed proxies received by the Company will be voted at the meeting and any adjournment thereof in accordance with the terms of such proxies, unless revoked. Where a shareholder specifies a choice by means of a ballot provided in the proxy, the shares will be voted in accordance with such specification.

                             ELECTION OF DIRECTORS

     The Articles of Incorporation and Bylaws provide for classification of the Board of Directors into three separate classes, each class having three directors to be elected for a term expiring at the third annual meeting of shareholders after its election. At each annual meeting of shareholders, a number of directors equal to the number constituting the class whose term expires at such meeting is elected to hold office until the third succeeding annual meeting or until their successors have been elected. In addition, any vacancy occurring between annual meetings is to be filled at the next annual meeting by election of a director to hold office for the balance of the term of the class of directors in which the vacancy occurred. Thus, one class of directors (three of the nine directors) is nominated for election at the 1999 Annual Meeting, along with one director to fill a vacancy in the class whose term expires in 2000 which resulted from the resignation during 1999 of one of the Company's directors. The balance of the directors were elected by the shareholders at the 1997 and 1998 annual meetings for terms expiring in 2000 and 2001, respectively, as shown in the table below.

     Roger G. DeLong will be retiring from the Board of Directors at the end of his current term, which expires at the 1999 Annual Meeting. Mr. DeLong served as a director of Oilgear for 24 years. Mr. DeLong has been named Director Emeritus of the Company. Randolph W. Carson, a director of the Company since 1994, resigned his directorship on March 10, 1999. We gratefully acknowledge both Messrs. DeLong and Carson for their distinguished service, wise counsel and numerous contributions to Oilgear. Michael H. Joyce, President and Chief Operating Officer of Twin Disc, Incorporated, and Roger H. Schroeder, a financial consultant and retired Tax Partner in the Milwaukee office of KPMG LLP, have been nominated to fill the vacancies created by the retirement of Mr. DeLong and the resignation of Mr. Carson, respectively. In order to ensure that the three classes of directors remain equal, Mr. Joyce will stand for election with Messrs. Bahner and Misiak at the 1999 Annual Meeting for terms expiring in 2002 and Mr. Schroeder will stand for election at the 1999 Annual Meeting for a one-year term expiring in 2000.

     Proxies received will be voted for the election of the four nominees named for the terms specified. If any of the nominees should decline or be unable to act as a director, which eventuality is not foreseen, proxies may be voted with discretionary authority for such substitute nominee(s) as may be selected by the Board.

               NOMINEES                      DIRECTOR           PRINCIPAL OCCUPATION
     (FOR TERM EXPIRING IN 2002)        AGE   SINCE           AND BUSINESS EXPERIENCE
     ---------------------------        ---  --------         -----------------------
GERHARD W. BAHNER.....................  60     1992    Vice President -- Engineering of
                                                       Oilgear since 1991.
MICHAEL H. JOYCE......................  58   Nominee   President and Chief Operating Officer,
                                                       Twin Disc, Incorporated
                                                       (manufacturing), since 1991; director
                                                       of Twin Disc, Incorporated.
THOMAS L. MISIAK(1)...................  52     1996    President, The Falk Corporation
                                                       (manufacturing), since 1992.
(FOR TERM EXPIRING IN 2000)
--------------------------------------
ROGER H. SCHROEDER....................  56   Nominee   Self-employed financial consultant
                                                       since January 1999; retired Tax
                                                       Partner in the Milwaukee office of
                                                       KPMG LLP (accounting firm), 1966-1998.
CONTINUING DIRECTORS WITH
TERM EXPIRING IN 2000
--------------------------------------
HUBERT BURSCH.........................  59     1997    Vice President -- European Operations
                                                       of Oilgear since 1994; Chairman of the
                                                       Board of Management -- Europe for the
                                                       Company, 1991-1993.
DAVID A. ZUEGE(2).....................  57     1982    President and Chief Executive Officer
                                                       of Oilgear since 1996; Executive Vice
                                                       President and Chief Operating Officer
                                                       of Oilgear, 1993-1995; Senior Vice
                                                       President and Secretary of Oilgear
                                                       during 1993.

                                             DIRECTOR           PRINCIPAL OCCUPATION
                                        AGE   SINCE           AND BUSINESS EXPERIENCE
                                        ---  --------         -----------------------
CONTINUING DIRECTORS WITH
TERM EXPIRING IN 2001
--------------------------------------
DALE C. BOYKE.........................  48     1998    Vice President -- Marketing and Sales
                                                       of Oilgear since 1997; General Sales
                                                       Manager for Oilgear's United States
                                                       and Canadian regions, 1989-1996.
MICHAEL C. SIPEK......................  46     1998    President, Stearns Division of Rexnord
                                                       Corporation (manufacturing), since
                                                       1995; Vice President and General
                                                       Manager of PEC Inc. (manufacturing),
                                                       1991-1995.
FRANK L. SCHMIT(1)(2).................  63     1976    Retired Chairman and Chief Executive
                                                       Officer, Water Pollution Control Corp.
                                                       (producer of wastewater treatment
                                                       equipment), 1994-January 1999;
                                                       President and director, Water
                                                       Pollution Control Corp., 1978-1994.

-------------------------
(1) Member of the Compensation Committee during 1998, which committee held four meetings in that fiscal year. Messrs. DeLong and Carson were also members of the Compensation Committee during fiscal year 1998. The primary functions of the Compensation Committee are to review and make recommendations to the Board of Directors regarding the compensation and benefit programs of the Company and the corporate policies that pertain to those programs, and to administer the 1992 Stock Option Plan.

(2) Member of Executive Committee during 1998, which committee held two meetings in that fiscal year. Mr. DeLong was also a member of the Executive Committee during fiscal year 1998.

     The Board of Directors held six meetings during 1998. During the period in the last fiscal year in which they served, all members of the Board of Directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which they served.

     The Nominating Committee is comprised of the entire Board of Directors. The Nominating Committee's sole function is to propose nominees for the position of director. In carrying out its responsibilities, the Nominating Committee will consider candidates suggested by other directors, employees and shareholders. Suggestions for candidates, accompanied by biographical material, may be sent to the Secretary of Oilgear at its corporate offices.

     The entire Board of Directors functions as an Audit Committee and is charged with the responsibilities of: reviewing with the Company's independent public accountants the plan and scope of their audit and the findings and conclusions of their auditing engagement; reviewing the Company's procedures for internal auditing, the adequacy of its system of internal controls and the accounting principles and policies of the Company; reviewing and evaluating the independence of the independent accountants and approving services rendered by such accountants; and considering the engagement, continuation or discharge of the independent accountants.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth information, as of March 1, 1999, with respect to any person known to the Company to be the "beneficial owner" (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) of more than 5% of the Common Stock:

                                                         NUMBER OF SHARES      PERCENT
                                                          AND NATURE OF          OF
                  NAME AND ADDRESS                     BENEFICIAL OWNERSHIP     CLASS
                  ----------------                     --------------------    -------
Oilgear Stock Retirement Plan........................        437,233(1)         22.24%
Oilgear Savings Plus Plan............................        334,691(1)         17.02%
Oilgear Salaried Retirement Plan.....................        115,617(1)          5.88%

-------------------------
(1) Held of record by the Trustee, M&I Marshall & Ilsley Bank, for the Oilgear Stock Retirement Plan, the Oilgear Savings Plus Plan and the Oilgear Salaried Retirement Plan. The Company and the Trustee disclaim beneficial ownership of shares of Common Stock held by the Oilgear Stock Retirement Plan and the Oilgear Savings Plus Plan since the power to direct the voting and disposition of shares allocated to participants' accounts is passed through to the participants and neither the plan administrators nor the Trustee may dispose of the allocated shares in those plans except to or upon the instructions of participants pursuant to the terms of such plans. Voting and investment power with respect to shares held by the Oilgear Salaried Retirement Plan is as described in note 3 to the table below. The address of each of the plans is the Company's address.

     In addition to the above holdings, Common Stock is also held in the Oilgear Ferris Foundation, Inc. (32,850 shares). Voting and investment power with respect to these shares is held by the individuals identified in note 3 to the table below.

     The following table sets forth information regarding the beneficial ownership of Common Stock as of March 1, 1999, by each director and nominee for director, by each executive officer named below in the Summary Compensation Table and by all directors and executive officers of the Company as a group:

                                                      NUMBER OF SHARES
                                                       AND NATURE OF           PERCENT
                     NAME                        BENEFICIAL OWNERSHIP(1)(2)    OF CLASS
                     ----                        --------------------------    --------
Gerhard W. Bahner..............................            16,633(3)(4)             *
Dale C. Boyke..................................            29,255(4)             1.49%
Hubert Bursch..................................             9,831(4)                *
Roger G. DeLong................................             2,875                   *
Michael H. Joyce...............................                 0                   0
Thomas L. Misiak...............................               925                   *
Thomas J. Price................................            36,646(3)(4)          1.86%
Frank L. Schmit................................             2,125                   *
Michael C. Sipek...............................               400(5)                *
Roger H. Schroeder.............................                 0                   0
David A. Zuege.................................            49,515(3)(4)          2.51%
All directors, nominees and executive officers
  as a group (12 persons)......................           311,950(3)(4)         15.71%

-------------------------
 *  Less than 1%

(1) The specified persons have sole voting power and sole investment power as to all of the shares indicated, except for the shares referred to in note 3 and except for 435 and 2,775 shares as to which Mr. Price and Mr. Boyke, respectively, have shared voting and investment power.

(2) Includes shares allocated to the accounts of officers under the Oilgear Savings Plus Plan (as of September 30, 1998) and the Oilgear Stock Retirement Plan, as to which such officers have voting and investment power.

(3) Messrs. Zuege and Price share voting power and investment power with respect to 32,850 shares of Oilgear Common Stock held by the Oilgear Ferris Foundation, Inc., a private charitable foundation funded by Oilgear. As officers of the Company, Messrs. Zuege, Bahner and Price share voting power and investment power with respect to 115,617 shares held in the Oilgear Salaried Retirement Plan. All of such shares are included in the total for all directors and executive officers as a group but not in the individual beneficial ownership amounts shown in the table. As officers of the Company, Messrs. Zuege and Price also share dispositive power, in the event of a tender or exchange offer for the Common Stock, with respect to any shares of Common Stock held in the Oilgear Stock Retirement Plan and the Oilgear Savings Plus Plan which are not allocated to the accounts of participants. There were a minimal number of such unallocated shares as of March 1, 1999; such shares are not included in the table.

(4) Includes shares underlying currently exercisable options granted to executive officers under the 1992 Stock Option Plan in the following amounts: Mr. Bahner -- 1,756; Mr. Boyke -- 2,693; Mr. Bursch -- 1,947; Mr. Price -- 2,864; Mr. Zuege -- 6,807; and all executive officers -- 18,828.

(5) The shares are held in the Sipek Living Trust, dated February 5, 1999, the trustees of which are Mr. Sipek and his spouse.

     The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It includes shares as to which beneficial ownership may be disclaimed and is not necessarily to be construed as an admission of beneficial ownership for other purposes.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the federal securities laws, the Company's directors, its executive officers and any person holding more than 10% of the Common Stock are required to report their initial ownership of the Common Stock and any subsequent change in that ownership to the Securities and Exchange Commission (the "Commission"). Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file such reports by these dates during the last year. All of these filing requirements were satisfied during the year ended December 31, 1998, except that Dale C. Boyke, Vice President -- Marketing and Sales of Oilgear, did not file on a timely basis one report relating to one transaction in which he acquired 500 shares of Common Stock in the open market. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

                             EXECUTIVE COMPENSATION

SUMMARY

     The following table sets forth certain information for each of the last three fiscal years concerning all compensation for services in all capacities to the Company and its subsidiaries of (1) the Chief Executive Officer of the Company at the end of fiscal 1998, and (2) the Company's other four most highly compensated executive officers who were serving as such at the end of fiscal 1998.

                           SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------
                                       ANNUAL COMPENSATION(1)   LONG-TERM COMPENSATION
                                       -----------------------------------------------
                                                                        AWARDS
                                                                ----------------------
                                                                      SECURITIES
                                                                      UNDERLYING          ALL OTHER
      NAME AND PRINCIPAL                 SALARY       BONUS          OPTIONS/SARS        COMPENSATION
           POSITION             YEAR      ($)        ($)(2)             (#)(3)              ($)(4)
-----------------------------------------------------------------------------------------------------
DAVID A. ZUEGE                  1998    $198,000    $ 30,208                0              $10,151
President and Chief             1997     193,000     115,769            4,409               12,920
Executive Officer               1996     193,000     104,446            9,838               17,450
-----------------------------------------------------------------------------------------------------
HUBERT BURSCH                   1998   $135,137/    $ 15,291                0              $ 2,310
Vice President --                      DM237,000
European Operations(5)          1997   $134,590/      58,586            1,503                3,811
                                       DM231,000
                                1996   $154,190/      46,274              867                4,670
                                       DM231,000
-----------------------------------------------------------------------------------------------------
GERHARD W. BAHNER               1998   $ 100,000    $ 11,619                0              $ 2,642
Vice President -- Engineering   1997      98,000      44,527            1,119                2,766
                                1996      98,000      38,341            3,193                9,380
-----------------------------------------------------------------------------------------------------
THOMAS J. PRICE                 1998    $ 98,000    $ 11,741                0              $ 7,849
Vice President -- Finance       1997      95,000      44,995            2,150                8,585
and Corporate Secretary         1996      95,000      38,341            3,088               12,505
-----------------------------------------------------------------------------------------------------
DALE C. BOYKE(6)                1998   $ 101,000    $ 12,842                0              $ 6,349
Vice President -- Marketing     1997      96,000      46,870              624                5,343
and Sales
-----------------------------------------------------------------------------------------------------

(1) While each of the named individuals received perquisites or other personal benefits in the years shown, the value of these benefits is not indicated, in accordance with the Commission's regulations, since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

(2) Consists of bonuses pursuant to the Oilgear Variable Compensation Program. For 1997 and 1996, portions of bonus amounts were paid in quarterly installments during the respective year with the remainder paid at the beginning of the following year. In 1998, bonus amounts were paid in quarterly installments during the first and second quarters.

(3) Consists entirely of stock options.

(4) Includes employer contributions to the Oilgear Savings Plus Plan allocated to the accounts of the eligible named executive officers for 1998 in the following amounts: Mr. Zuege $7,159, Mr. Bahner $2,579, Mr. Price $5,840 and Mr. Boyke $3,011. Such employer contributions are comprised of matching contributions equal to 50% of the first 2% of total compensation deferred by the participant, 25% of the next 3% of total deferred compensation and an amount equal to 20% of the market price of any Common Stock purchased by the participant through designation of the Common Stock Fund as an investment choice. Also includes principal and interest amounts owed to the Company by the named executive officers which were forgiven during 1998 pursuant to the Oilgear Key Employee Stock Purchase Plan, along with the value of the below-market portion of such interest for the same period, in the following amounts: Mr. Zuege $2,992, Mr. Bursch $2,310, Mr. Bahner $63, Mr. Price $2,009 and Mr. Boyke $3,338.

(5) Mr. Bursch receives his compensation in Deutsche Marks. The dollar amount variations between his 1997 and 1996 base salaries, which remained constant at DM231,000, were attributable to a fluctuating exchange rate.

(6) Mr. Boyke became an executive officer of the Company in 1997.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION/SAR VALUES(1)

------------------------------------------------------------------------------------------------------------------------------
                                                            NUMBER OF SECURITIES UNDERLYING  VALUE OF UNEXERCISED IN-THE-MONEY
                                                              UNEXERCISED OPTIONS/SARS AT     OPTIONS/SARS AT FISCAL YEAR-END
                         SHARES ACQUIRED       VALUE              FISCAL YEAR-END (#)                     ($)(2)
                           ON EXERCISE        REALIZED        ------------------------------------------------------------
          NAME                 (#)              ($)          EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------------
DAVID A. ZUEGE                  0                0              6,423            3,433            $4,858           $1,619
                         -----------------------------------------------------------------------------------------------------
HUBERT BURSCH                   0                0              1,948              968            $  975           $  326
                         -----------------------------------------------------------------------------------------------------
GERHARD W. BAHNER               0                0              1,757              958            $  802           $  267
                         -----------------------------------------------------------------------------------------------------
THOMAS J. PRICE                 0                0              2,763            1,459            $1,627           $  541
                         -----------------------------------------------------------------------------------------------------
DALE C. BOYKE                   0                0              2,694              499            $  845           $  281
------------------------------------------------------------------------------------------------------------------------------

(1) Consists entirely of stock options.

(2) Based upon a price of $11.00, which was the last fiscal year sale price of Oilgear Common Stock on the Nasdaq Stock Market.

RETIREMENT PLANS

     The table below sets forth the estimated annual benefits payable for a participant's lifetime (with 10 years certain) upon retirement at age 65 during 1999 for specified compensation and years of service classifications.

                               PENSION PLAN TABLE

--------------------------------------------------------------------------------------------
                                                  YEARS OF SERVICE(1)
--------------------------------------------------------------------------------------------
   REMUNERATION(2)           15            20            25            30             35
--------------------------------------------------------------------------------------------
      $100,000             $19,587      $ 26,115      $ 32,644      $ 39,173       $  45,702
--------------------------------------------------------------------------------------------
       150,000              30,837        41,115        51,394        61,673          71,952
--------------------------------------------------------------------------------------------
       200,000              42,087        56,115        70,144        84,173          98,202
--------------------------------------------------------------------------------------------
       250,000              53,337        71,115        88,894       106,673         124,452
--------------------------------------------------------------------------------------------
       300,000              64,587        86,115       107,694       129,173         150,702
--------------------------------------------------------------------------------------------
       350,000              75,837       101,115       126,394       151,673         176,952
--------------------------------------------------------------------------------------------
       400,000              87,087       116,115       145,144       174,173         203,202
--------------------------------------------------------------------------------------------

-------------------------
(1) The benefit shown for the respective years of service is based on the formula described below as amended to comply with provisions of the Tax Reform Act of 1986. However, the amount shown does not consider the impact of the Oilgear Stock Retirement Plan offset nor does it consider the current maximum benefit limitation of $125,000 on a single life annuity basis or the grandfathered benefit determination on prior plan provisions. The benefit shown assumes retirement in 1999 at age 65 with Covered Compensation (as defined below) of $33,060.

(2) Represents final average annual compensation, which is 12 times the average of the highest consecutive 60 months compensation within the last 120 months of employment where compensation includes total earnings plus contributions to the Oilgear Savings Plus Plan, any cafeteria plan and any flexible spending account less reimbursements for moving expenses and any income derived from the disposition of qualified stock options. Such compensation shall be limited to $160,000 for 1999. The final average annual compensation on which the Oilgear Salaried Retirement Plan bases benefits may be substantially less than the current annual compensation reflected in the Summary Compensation Table. The final average annual compensation for Mr. Zuege is currently approximately $250,500; for Mr. Bahner, it is $135,200; for Mr. Price, it is $131,000; and for Mr. Boyke, it is $126,200.

     The Oilgear Salaried Retirement Plan (the "Salaried Plan") provides a monthly benefit upon retirement at the later of age 65 or the fifth anniversary of participation equal to the greater of (i) $6.00 times years of benefit service or (ii) the sum of .009125 times final average monthly compensation times years of benefit service (not to exceed 35), plus .005875 times the excess of final average monthly compensation over "Covered Compensation" (the applicable average monthly Social Security wage base), times years of benefit service (not to exceed 35). Final average compensation for this purpose is the average of the highest monthly earnings of an employee during any 60 consecutive months within the last 120 months of service. The applicable average monthly Social Security wage base is determined over a 35-year period ending with the employee's Social Security retirement age (ages 65 through 67, depending upon date of birth). Benefits under the Salaried Plan are also subject to reduction for certain benefits under the Oilgear Stock Retirement Plan, as noted below. Mr. Zuege has accrued 31 years of benefit service; Mr. Bahner, 35 years; Mr. Price, 32 years; and Mr. Boyke, 26 years.

     Participants with at least 10 years of vesting service may elect early retirement at any time after age 55, in which event the normal retirement benefits shown in the table would be reduced by a percentage based on the number of months by which the early retirement date precedes the normal retirement date (at age 65). Optional forms of benefit payments and a benefit for death prior to termination of employment are provided for.

     The Company maintains a Retirement Benefits Equalization Plan (the "Equalization Plan") for highly compensated or management employees who are designated as eligible by the Compensation Committee, to restore to such individuals and their beneficiaries retirement income which would otherwise be lost because of certain tax law limitations on a tax-qualified defined benefit retirement plan. Mr. Zuege has been designated as an eligible participant in the Equalization Plan. The Equalization Plan provides a monthly benefit equal to the difference between the amount which is received pursuant to the Salaried Plan and the amount which would be received if the Internal Revenue Code limitation provisions described in notes 1 and 2 above were not applied. Payment of Equalization Plan benefits commences upon initial receipt of Salaried Plan benefits and continues until Salaried Plan benefits cease. Equalization Plan benefits are paid out of Company general funds; the status of eligible employees with respect to those funds is that of general unsecured creditors. As amended effective December 13, 1995, upon the occurrence of a change in control (as defined in the Equalization Plan) each active or retired eligible participant (or his or her beneficiary) is entitled to a lump sum payment of the then present value of all accrued benefits under the Equalization Plan. In the case of active eligible participants, any subsequent payments pursuant to the Equalization Plan would then be reduced to reflect the value of the prior lump sum payment.

     The trusteed defined contribution Oilgear Stock Retirement Plan (the "Stock Plan") covers substantially all salaried employees. The Stock Plan provides for Company contributions based on a percentage of defined earnings of eligible employees, subject to maximum limitations, which may be made in the form of Common Stock. The Stock Plan will provide a portion of the pension benefits for salaried employees measured by the value of the Common Stock contributed by the Company and allocated to the employees' accounts excluding any appreciation thereof. Benefits payable under the Salaried Plan may be reduced by benefits under the Stock Plan.

     Mr. Bursch does not participate in the retirement plans described above. Rather, Mr. Bursch participates in a broad-based retirement program applicable to the Company's employees located in Germany. That program is funded by a life insurance policy owned by the Company and provides a retirement annuity, assuming retirement at age 65, which for Mr. Bursch was most recently calculated to be approximately DM43,026 per year.

DIRECTORS' COMPENSATION

     Non-employee directors receive a retainer of $550 per month, a fee of $850 for each Board meeting and a fee of $550 for each committee meeting attended, unless the committee meeting takes place on the same day as a Board meeting, in which case no committee meeting fee is paid. Inside directors do not receive separate compensation for service on the Board or Board committees.

     Under the Oilgear Company Deferred Directors' Fee Plan (the "Fee Plan") any inside director may elect to defer an amount of compensation approximately equal to the retainer paid to outside directors. The Fee Plan provides that the Company shall maintain a separate account for the compensation deferred by each inside director, which account shall be an unsecured liability of the Company. A director who chooses to defer payment of his compensation may elect to: (1) have the amount of such compensation credited with interest at a rate based upon the prevailing Treasury Bill rate, or (2) have the Company place the deferred compensation in an investment account in the name of the Company, with the director having investment authority, or (3) enter into an agreement with the Company whereby the Company agrees to pay a sum certain for a future period not to exceed 15 years and fund the obligation by an insurance policy purchased (and owned) by the Company, at a cost not to exceed the amount of the deferred compensation plus interest thereon. In the event of a director's death or termination as a director, the balance in his account shall be payable in a lump sum or in level payments over a period not to exceed 15 years, as determined by the Board of Directors after consultation with the director or his beneficiaries. No inside directors made deferrals pursuant to the Fee Plan during 1998.

     To promote director ownership of Common Stock, the Company maintains The Oilgear Company Amended and Restated Directors' Stock Plan (the "Directors' Plan"). Each director who is otherwise eligible to receive directors' fees is eligible to participate in the Directors' Plan. Pursuant to the Directors' Plan, increases in directors' fees are payable in Common Stock and up to 30% of the remaining cash fees payable to each eligible director may be paid in stock, as determined by the director. Stock issued in lieu of fees pursuant to the Directors' Plan is issued at the market price of such stock on the date of purchase. A total of 15,000 shares of Common Stock were authorized for issuance under the Directors' Plan. The provisions of the Directors' Plan prohibit a director who has received a grant thereunder from selling, assigning, transferring, pledging or otherwise encumbering the shares received until six months after termination of service as a director. Unless the Directors' Plan is terminated earlier, it shall expire at such time as all available shares under the Directors' Plan have been issued. Each eligible director received 400 shares of Common Stock pursuant to the Directors' Plan in 1998.

     Effective upon Otto F. Klieve's retirement as President and Chief Executive Officer of the Company on December 31, 1995, the Company entered into a 16-month consulting and deferred compensation agreement with Mr. Klieve, who remained as a director of the Company during that time. Mr. Klieve has continued under the same arrangement since its original expiration. The consulting agreement provided for a deferred monthly payment of $5,000 which generally becomes payable at the earlier of his death or January 1, 2001. The amounts deferred pursuant to Mr. Klieve's agreement earn a return based upon, at Mr. Klieve's election, the return of one or more mutual funds generally available to the investing public or one or more common, collective or group trusts sponsored by a Wisconsin bank, trust company or affiliate thereof. The Company has no obligation, however, to actually invest Mr. Klieve's account in any such investment vehicle. For so long as Mr. Klieve was a director and entitled to a consulting fee pursuant to his agreement, he was not entitled to any directors' fees for his service on the Board of Directors. In the event of a change in control of the Company, Mr. Klieve's agreement shall immediately terminate and Mr. Klieve shall be paid a lump sum equal to the balance of his deferred fees.

                          FINANCIAL PERFORMANCE GRAPH

     The following graph shows the cumulative total shareholder return on Common Stock over the last five fiscal years as compared to the returns of the Nasdaq Stock Market Index (as presented by Media General Financial Services) and the MG Manufacturing industry index published by Media General Financial Services, assuming that $100 was invested in each at the close of business on December 31, 1993 and assuming reinvestment of dividends in each case.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                              [PERFORMANCE GRAPH]


                                              1993     1994     1995     1996     1997     1998
 Oilgear                                     100.00   130.69   159.90   144.83   231.66   166.12
 Broad Market                                100.00   104.99   136.18   169.23   207.00   291.96
 Industry Index                              100.00    98.94   116.38   136.75   163.32   140.92

     In prior years, Media General Financial Services categorized the Company in the Machinery-Heavy industry index. Therefore, the Company used that industry index in its performance graph. Media General Financial Services no longer supports the Machinery-Heavy industry index and now includes the Company in a similar industry group of manufacturing companies. As a result, the Company now includes the MG Manufacturing industry index in its performance graph for comparison of shareholder return.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PRINCIPLES

     The Compensation Committee has designed the Company's executive compensation program so that executive compensation is directly linked to execution of the Company's business strategies and initiatives, with particular emphasis on the creation of shareholder equity. During 1998, the Compensation Committee was comprised of four independent directors, two of whom also served on the Company's Executive Committee and were therefore in the best possible position to monitor management performance.

     There are three components of the Company's executive compensation program: base salary, short-term incentives and long-term incentives. The principles that guide the decisions of the Compensation Committee in implementing the program include the following:

     - The various elements of the compensation program should be integrated into a package that will attract and retain competent managers who are critical to the long-term success of the Company.

     - Short-term incentives should be closely tied to the Company's operating performance.

     - Shareholder interests should be linked with executive compensation through long-term stock-based incentive programs that will reward executives for the enhancement of shareholder value.

BASE SALARY

     Base salaries for the Company's executive officers are reviewed on an annual basis by the Compensation Committee. As part of its review, the Compensation Committee takes into account survey data relating to manufacturing firms of comparable size (measured by sales), and executive officer salaries are adjusted as warranted in light of individual and Company performance measured by earnings and other financial performance criteria. If appropriate, salaries are also adjusted to reflect increased responsibilities due to promotion.

     The Compensation Committee sets executive officer base salaries at a level so that the competitiveness of an individual's overall compensation package depends significantly upon the compensation earned through the Company's short-and long-term incentive plans.

     The CEO's salary is determined by the Compensation Committee in the same manner as that of the other executive officers of the Company.

SHORT-TERM INCENTIVES

     Company executive officers, including the CEO, are able to earn annual profit sharing bonuses under the Oilgear Variable Compensation Program (the "Variable Program"). The Variable Program provides performance-based incentive opportunities to executive officers, non-executive officers and other key employees of the Company. In particular, the Variable Program has been designed to respond to increasing market pressures relating to the Company's ability to provide competitive compensation packages to key employees.

     During 1998, participants in the Variable Program were entitled to receive cash incentive payments which, in total, could have comprised up to 40% of total 1998 compensation. The number of bonus units assigned to each eligible executive officer, including the CEO, was established by the Compensation Committee at the beginning of the year, based upon an evaluation of various factors including each individual's responsibility, ability, experience and past performance. To emphasize the Compensation Committee's philosophy that compensation should be tied to performance, bonus units for 1998 increased over 1997 levels for only two executive officers named in the Summary Compensation Table, which did not include the CEO. The average increase was approximately 8.8%. Each bonus unit was equal to a percentage of corporate net income, as follows: .15% if the return on beginning shareholders' equity was 4-8%, .175% if the return on beginning shareholders' equity was 8-16%, and .2% if such return was more than 16%. Fiscal 1998 return on beginning equity equaled 1.8%. The Variable Program provides that, at the discretion of Company management, the Company may make quarterly payments of up to 75% of the bonus accrued during the year of accrual based on the Company's performance as reflected in its unaudited financial statements; such quarterly payments were made in the first and second quarters of 1998. The bonuses paid in these quarters are reported in the Bonus column of the Summary Compensation Table for each of the executive officers named therein, including the CEO. No bonuses for fiscal year 1998 were paid pursuant to the Variable Program after the second quarter of 1998. The Variable Program further provides that in the event that the total bonus payable for a given year exceeds the 40% threshold described above, each participant's bonus must be reduced on a pro rata basis. Final payment of the full bonus amounts must be made within 75 days after the end of the Company's fiscal year, or as soon thereafter as the Company's audit is complete.

LONG-TERM INCENTIVES

     The Company strives to align employee and shareholder interests through the maintenance of four stock-based compensation plans: the Key Employee Stock Purchase Plan, the Savings Plus Plan, the Stock Retirement Plan and the 1992 Stock Option Plan. All executive officers, including the CEO, participate in these plans, except Hubert Bursch who is not eligible to participate in the Savings Plus Plan or the Stock Retirement Plan.

     The Company's Key Employee Stock Purchase Plan provides an opportunity for selected officers and other key employees to purchase shares of Common Stock at the market bid price and to pay for such shares by delivering two promissory notes to the Company bearing annual interest at a rate of 5%. One note for one-half of the aggregate purchase price is payable in three equal annual installments due on the 2nd, 3rd and 4th February 28th after the date of purchase. The other note for the remaining one-half of the purchase price is payable in three equal annual installments which will be forgiven if none of the purchased stock has been resold and the purchaser is still in the employ of the Company on the due dates, which are the 4th, 5th and 6th February 28th after the date of purchase. Two of the Company's executive officers acquired a total of 3,600 shares pursuant to the program in fiscal 1998.

     The Savings Plus Plan is a pre-tax 401(k) savings plan. It provides eligible Company employees, including executive officers, the ability to contribute a portion of their earnings and to invest those earnings, along with Company matching contributions, in various investment funds, including a Common Stock fund. All of the Company's eligible executive officers, including the CEO, participate in the Savings Plus Plan.

     Under the Stock Retirement Plan, all eligible salaried employees, including the CEO and the other executive officers, receive a defined contribution in Common Stock which is integrated with the Company's defined benefit retirement plan and may provide an increased retirement benefit based upon the stock's performance.

     The Company's 1992 Stock Option Plan is designed to reward key employees for outstanding performance by providing an opportunity, and as a result an incentive, for such employees to benefit from a future increase in the value of the Common Stock. Stock options granted pursuant to the plan must have an exercise price at least equal to the fair market value of the Company's stock on the date of grant, resulting in a direct link between the amount potentially realizable by the employee and the amount realized by all shareholders alike. Pursuant to the plan, the Compensation Committee has the discretion to grant a replacement option (exercisable at the then-current fair market value of the Company's stock) to any optionee who exercises an option and satisfies the exercise price with previously owned Company stock.

COMPLIANCE WITH TAX REGULATIONS REGARDING EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code, added by the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the executive officers named in the Summary Compensation Table in the corporation's proxy statement. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee does not believe that Oilgear's executive compensation program, as currently constructed, will generate non-deductible compensation in excess of the limit. However, the Compensation Committee will continue to review these tax regulations as they apply to the Company's executive compensation program, with the intent of preserving the deductibility of executive compensation to the extent reasonably practicable consistent with its other compensation objectives.

                               RANDOLPH W. CARSON
                                ROGER G. DELONG
                                THOMAS L. MISIAK
                                FRANK L. SCHMIT

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As indicated herein, Oilgear's Compensation Committee during fiscal 1998 consisted of Messrs. Carson, DeLong, Misiak and Schmit, none of whom are current or former officers of the Company.

                                    AUDITORS

     Representatives of KPMG LLP, the Company's independent public accountants for 1998 and 1999, are expected to be present at the annual meeting to respond to appropriate questions and make a statement if they desire to do so.

                                 OTHER MATTERS

     The Board of Directors has not been informed and is not aware that any other matters will be brought before the meeting. However, proxies may be voted with discretionary authority with respect to any other matters that may properly be presented at the meeting.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals must be received by the Secretary of Oilgear no later than November 27, 1999 in order to be considered for inclusion in next year's annual meeting proxy materials pursuant to Commission Rule 14a-8. Shareholders wishing to propose any floor nominations for director or floor proposals at the 2000 annual meeting without inclusion of such proposals in Oilgear's proxy materials must provide notice thereof to the Secretary of Oilgear no later than February 10, 2000 in order for such notice to be considered timely under the Commission's proxy rules.

                                          THE OILGEAR COMPANY

                                          By

                                                      Thomas J. Price,
                                                    Corporate Secretary

Milwaukee, Wisconsin
March 26, 1999

     A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF THE COMMON STOCK AS OF MARCH 1, 1999 ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO:
THOMAS J. PRICE, CORPORATE SECRETARY, THE OILGEAR COMPANY, 2300 SOUTH 51ST STREET, P.O. BOX 343924, MILWAUKEE, WISCONSIN 53234-3924.

                              THE OILGEAR COMPANY

                         ANNUAL MEETING OF STOCKHOLDERS

                            TUESDAY, APRIL 20, 1999
                                   2:00 p.m.

                              THE OILGEAR COMPANY
                                CORPORATE OFFICE
                             2300 SOUTH 51ST STREET
                           MILWAUKEE, WISCONSIN 53219






THE OILGEAR COMPANY
2300 SOUTH 51ST STREET, MILWAUKEE, WI 53219                                PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON APRIL 20, 1999.

THIS PROXY ALSO PROVIDES VOTING INSTRUCTIONS FOR SHARES HELD IN THE VARIOUS PLANS OF THE COMPANY AS DESCRIBED IN THE PROXY STATEMENT. IF YOUR NAME IS NOT INCLUDED IN EACH PLAN OR ANY OTHER ACCOUNT YOU MAINTAIN IN AN IDENTICAL MANNER, YOU MAY RECEIVE MORE THAN ONE SET OF PROXY MATERIALS. PLEASE SIGN AND RETURN ALL PROXY CARDS YOU RECEIVE.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1.

By signing the proxy, you revoke all prior proxies and appoint David A. Zuege and Thomas J. Price, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and any adjournment thereof.




                   See reverse side for voting instructions.

                               Please detach here

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1.
1. Election of directors:    01  Gerhard W. Bahner     02 Michael H. Joyce       [ ] Vote FOR         [ ] Vote WITHHELD
                             03  Thomas L. Misiak      04 Roger H. Schroeder         all nominees         from all nominees
                                                                                  _________________________________________
(INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,        |                                         |
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)         |_________________________________________|

2. In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the Annual Meeting or any adjournment thereof, as described and set forth in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED, IF NO DIRECTION IS GIVEN, THIS PROXY WILL
BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1.

Address Change? Mark Box [ ]
Indicate changes below:                                                          Date____________________________

                                                                                 __________________________________________
                                                                                |                                          |
                                                                                |                                          |
                                                                                |__________________________________________|

                                                                                Signature(s) In Box
                                                                                Please sign exactly as your name(s) appears
                                                                                on the proxy.  If held in joint tenancy, all
                                                                                persons must sign.  Trustees, administrators,
                                                                                etc., should include title and authority.
                                                                                Corporations should provide full name of
                                                                                corporation and title of authorized officer
                                                                                signing the proxy.